Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 17, 2010, relating to the consolidated financial statements and financial statement schedule of Schiff Nutrition International, Inc. appearing in the Annual Report on Form 10-K of Schiff Nutrition International, Inc. for the year ended May 31, 2010, and to the reference to us under the heading “Experts” in this Registration Statement.

DELOITTE & TOUCHE LLP
Salt Lake City, Utah

May 10, 2011